Exhibit 3.17

CERTIFICATE OF FORMATION
OF
IOC SERVICES, LLC

This Certificate of Formation of IOC SERVICES, LLC (the “Company”) is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. Code § 18-101 et. seq.).

Article One

The name of the Delaware limited liability company formed hereby is IOC SERVICES, LLC.

Article Two

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on October 14, 2002.

/s/ Mark A. Fullmer
Mark A. Fullmer

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/15/2002 020634986 - 3579540